
                         CONSECO, INC. AND SUBSIDIARIES
                                                                                                                        Exhibit 12.2
           Pro Forma Computation of Ratio of Earnings to Fixed Charges
                             and Preferred Dividends
                              (Dollars in millions)

                                                        Year Ended December 31, 1995             Six Months Ended June 30, 1996
                                                   -------------------------------------      ------------------------------------
                                                                           Pro forma for                             Pro forma for
                                                   Pro forma               the Offering       Pro forma              the Offering
                                                    Conseco     Pro forma    and other         Conseco   Pro forma     and other
                                                  before the     for the      planned        before the   for the       planned
                                                   Offering     Offering   transactions       Offering   Offering    transactions
                                                   --------     --------   ------------       --------   --------    ------------
Pretax income from operations:
   Income before extraordinary charge..........    $  283.1     $  277.9    $  325.2           $148.9      $146.3        $180.2
   Add income tax expense......................       192.3        198.4       233.2            100.3       103.3         125.7
   Add minority interest.......................        21.3         37.7        38.5             12.3        20.5          19.3
                                                   --------     --------    --------           ------      ------        ------

       Pretax income...........................       496.7        514.0       596.9            261.5       270.1         325.2
                                                   --------     --------    --------           ------      ------        ------

Add fixed charges:
   Interest expense on annuities and financial
      products.................................       758.5        758.5       758.8            378.3       378.3         378.3
   Interest expense on long-term debt,
     including amortization....................       143.5        126.2       152.0             67.6        59.0          73.6
   Interest expense on investment borrowings...        30.2         30.2        30.2             10.7        10.7          10.7
   Other  .....................................         1.0          1.0         1.0               .5          .5            .5
   Portion of rental(1)........................         6.9          6.9         6.9              3.6         3.6           3.6
                                                   --------     --------    --------           ------      ------        ------

       Fixed charges...........................       940.1        922.8       948.9            460.7       452.1         466.7
                                                   --------     --------    --------           ------      ------        ------

       Adjusted earnings.......................    $1,436.8     $1,436.8    $1,545.8           $722.2      $722.2        $791.9
                                                   ========     ========    ========           ======      ======        ======

       Ratio of earnings to fixed charges......       1.53X        1.56X       1.63X            1.57X       1.60X         1.70X
                                                      =====        =====       =====            =====       =====         =====

       Ratio of earnings to fixed charges,
          excluding interest on annuities and
          financial products ..................       3.74X        4.13X       4.14X            4.17X       4.66X         4.68X
                                                      =====        =====       =====            =====       =====         =====

   Fixed charges...............................    $  940.1     $  922.8    $  948.9           $460.7      $452.1        $466.7
   Add dividends on preferred stock (multiplied
     by the rate of pretax income to income
     before minority interest and extraordinary
     charge)...................................        44.7         85.7       120.1             22.2        42.6          59.7
                                                   --------     --------    --------           ------     -------        ------

       Adjusted fixed charges..................    $  984.8     $1,008.5    $1,069.0           $482.9     $ 494.7        $526.4
                                                   ========     ========    ========           ======     =======        ======

       Adjusted earnings.......................    $1,436.8     $1,436.8    $1,545.8           $722.2     $ 722.2        $791.9
                                                   ========     ========    ========           ======     =======        ======

       Ratio of earnings to fixed
          charges and preferred dividends......       1.46X        1.42X       1.45X            1.50X       1.46X         1.50X
                                                      =====        =====       =====            =====       =====         =====

       Ratio of earnings to fixed charges
          and preferred dividends, excluding
          interest on annuities and financial
          products.............................       3.00X        2.71X       2.54X            3.29X       2.95X         2.79X
                                                      =====        =====       =====            =====       =====         =====

   (1) Interest portion of rental is assumed to be 33 percent.

S:\ACCTING\SECRPT\TOPRS\PFEXH12.WPD